                                                                  EXHIBIT (c)(1)

===============================================================================


                         AGREEMENT AND PLAN OF MERGER


                        Dated as of September 17, 1999,


                                     Among


                             SCHERING BERLIN INC.,


                            BXA ACQUISITION COMPANY


                                      And


                                 DIATIDE, INC.






===============================================================================

                               TABLE OF CONTENTS
                                                                               2

                                                     Page
                                                     ----
                                   ARTICLE I

                           The Offer and the Merger
                           ------------------------

SECTION 1.01.  The Offer.............................  2
SECTION 1.02.  Company Actions.......................  4
SECTION 1.03.  The Merger............................  5
SECTION 1.04.  Closing...............................  5
SECTION 1.05.  Effective Time........................  5
SECTION 1.06.  Effects...............................  7
SECTION 1.07.  Certificate of Incorporation and
                By-laws..............................  7
SECTION 1.08.  Directors.............................  7
SECTION 1.09.  Officers..............................  7

                                  ARTICLE II

     Effect on the Capital Stock of the Constituent Corporations; Exchange
     ---------------------------------------------------------------------
                                of Certificates
                                ---------------

SECTION 2.01.  Effect on Capital Stock...............  7
SECTION 2.02.  Exchange of Certificates..............  9



                                  ARTICLE III

                 Representations and Warranties of the Company
                 ---------------------------------------------

SECTION 3.01. Organization, Standing and Power....... 12
SECTION 3.02. Company Subsidiaries; Equity
                Interests............................ 12
SECTION 3.03. Capital Structure...................... 12
SECTION 3.04. Authority; Execution and Delivery;
                Enforceability....................... 13
SECTION 3.05. No Conflicts; Consents................. 15
SECTION 3.06. SEC Documents; Undisclosed
                Liabilities.......................... 16
SECTION 3.07. Information Supplied................... 17
SECTION 3.08. Absence of Certain Changes
                or Events............................ 17
SECTION 3.09. Taxes.................................. 18
SECTION 3.10. Absence of Changes in Benefit Plans.... 20

SECTION 3.11. ERISA Compliance; Excess Parachute
                Payments............................ 21
SECTION 3.12. Litigation............................ 23
SECTION 3.13. Compliance with Applicable Laws....... 23
SECTION 3.14. Brokers; Schedule of Fees and
                Expenses............................ 24
SECTION 3.15. Opinion of Financial Advisor.......... 24
SECTION 3.16. Year 2000 Compliance.................. 24
Section 3.17. Environmental Matters................. 25
SECTION 3.18. Contracts; Debt Instruments........... 26
SECTION 3.19 Title to Properties.................... 27
SECTION 3.20 Intellectual Property.................. 28


                                  ARTICLE IV

               Representations and Warranties of Parent and Sub
               ------------------------------------------------

SECTION 4.01.  Organization, Standing and Power..... 28
SECTION 4.02.  Sub.................................. 29
SECTION 4.03.  Authority; Execution and Delivery;
                Enforceability...................... 29
SECTION 4.04.  No Conflicts; Consents............... 29
SECTION 4.05.  Information Supplied................. 30
SECTION 4.06.  Brokers.............................. 31
SECTION 4.07.  Financing............................ 31
SECTION 4.08.  Financial Statements................. 31


                                   ARTICLE V

                   Covenants Relating to Conduct of Business
                   -----------------------------------------

SECTION 5.01.  Conduct of Business.................. 31
SECTION 5.02.  No Solicitation...................... 35


                                  ARTICLE VI

                             Additional Agreements
                             ---------------------

SECTION 6.01.  Preparation of Proxy Statement;
                Stockholders Meeting................ 38
SECTION 6.02.  Access to Information;
                Confidentiality..................... 39
SECTION 6.03.  Commercially Reasonable Efforts;
                Notification........................ 39
SECTION 6.04.  Stock Options........................ 41

SECTION 6.05.  Benefit Plans........................ 43
SECTION 6.06.  Indemnification...................... 43
SECTION 6.07.  Fees and Expenses.................... 44
SECTION 6.08.  Public Announcements................. 46
SECTION 6.09.  Transfer Taxes....................... 46
SECTION 6.10.  Directors............................ 46
SECTION 6.11.  Stockholder Litigation............... 48
SECTION 6.12.  Parent Guaranty...................... 48


                                  ARTICLE VII

                             Conditions Precedent
                             --------------------

SECTION 7.01.  Conditions to Each Party's
                Obligation To Effect The Merger..... 48
SECTION 7.02.  Further Conditions................... 49

                                 ARTICLE VIII

                       Termination, Amendment and Waiver

SECTION 8.01.  Termination.......................... 49
SECTION 8.02.  Effect of Termination................ 51
SECTION 8.03.  Amendment............................ 51
SECTION 8.04.  Extension; Waiver.................... 52
SECTION 8.05.  Procedure for Termination
                Amendment, Extension or Waiver...... 52


                                  ARTICLE IX

                              General Provisions
                              ------------------

SECTION 9.01.  Nonsurvival of Representations and
                Warranties.......................... 53
SECTION 9.02.  Notices.............................. 53
SECTION 9.03.  Definitions.......................... 54
SECTION 9.04.  Interpretation; Company Disclosure
                Letter.............................. 55
SECTION 9.05.  Severability......................... 55
SECTION 9.06.  Counterparts......................... 55
SECTION 9.07.  Entire Agreement; No Third-Party
                Beneficiaries....................... 55
SECTION 9.08.  Governing Law........................ 56
SECTION 9.09.  Assignment........................... 56
SECTION 9.10.  Enforcement.......................... 56

                    AGREEMENT AND PLAN OF MERGER dated as of September 17, 1999, among SCHERING BERLIN INC., a Delaware corporation ("Parent"),
                                                                    ------
               BXA ACQUISITION COMPANY, a Delaware corporation ("Sub") and a
                                                                 ---
               wholly owned subsidiary of Parent, and DIATIDE, INC., a Delaware corporation (the "Company").
                                 -------


          WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the outstanding shares of
                           -----
common stock, par value $0.001 per share, of the Company (the "Company Common
                                                               --------------
Stock"), at a price per share of Company Common Stock of $9.50, net to the
-----
seller in cash, on the terms and subject to the conditions set forth in this Agreement;

          WHEREAS the respective Boards of Directors of Sub and the Company, and Parent acting as the sole stockholder of Sub, have approved the merger (the "Merger") of Sub into the Company, or (at the election of Parent) the Company
-------
into Sub, on the terms and subject to the conditions set forth in this Agreement, whereby (a) each issued and outstanding share of Company Common Stock, not owned directly or indirectly by Parent or the Company, shall be converted into the right to receive the highest per share cash consideration paid pursuant to the Offer; (b) each issued and outstanding share of Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (the "Company Series A Preferred Stock"), not owned directly or indirectly by Parent
---------------------------------
or the Company, shall be converted into the right to receive $9.75 in cash or, if greater, the highest per share cash consideration paid pursuant to the Offer; and (c) each issued and outstanding share of Series B Convertible Preferred Stock, par value $0.01 per share, of the Company (the "Company Series B
                                                       ----------------
Preferred Stock" and, together with the Company Series A Preferred Stock, the
---------------
"Company Series Preferred Stock" and, together with the Company Common Stock,
-------------------------------
the "Company Capital Stock"), not owned directly or indirectly by Parent or the
     ---------------------
Company, shall be converted into the right to receive the highest per share cash consideration paid pursuant to the Offer in cash; and

          WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agree ments in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.


          NOW, THEREFORE, the parties hereto agree as follows:


                                    ARTICLE I

                            The Offer and the Merger
                            ------------------------

          SECTION 1.01.  The Offer.  (a)  Subject to the conditions of this
                         ----------
Agreement, as promptly as practicable but in no event later than five business days after the date of public announcement of this Agreement, Sub shall, and Parent shall cause Sub to, commence the Offer within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"). The obligation of Sub to, and of Parent to cause Sub to, commence the
 ---
Offer and accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Exhibit A (any of which may be waived by Sub in its sole discretion, provided that, without the written consent of the Company, Sub may not waive the Minimum Tender Condition (as defined in Exhibit A)). The initial expiration date of the Offer shall be the 20th business day following the commencement of the Offer (determined using Rule 14d-1(e)(6) of the SEC). Sub expressly reserves the right to modify the terms of the Offer, except that, without the written consent of the Company, Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the price per share of Company Common Stock to be paid pursuant to the Offer, (iii) modify or add to the conditions set forth in Exhibit A in any manner adverse to the holders of Company Common Stock, (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) otherwise amend the Offer in a manner adverse to the holders of Company Common Stock. Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to Sub's obligation to purchase shares of Company Common Stock are not satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for a period of not more than five business days beyond the initial expiration date of the Offer, if on the date of such extension the Minimum Tender Condition has been satisfied but less than 90% of the outstanding shares of Company Common Stock have been validly tendered and not properly withdrawn pursuant to the Offer, (iii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (iv) extend the Offer for any reason for a period of not more than two business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (iii) of this sentence (it being understood that Sub may not extend the Offer pursuant to this clause (iv) if it has previously extended the Offer pursuant to clause (ii) of this sentence). On the terms and subject to the conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.

          (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Each of Parent, Sub
                                        ---------------
and the Company shall promptly correct any written information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or their dissemination to the Company's stockholders. Parent and Sub shall provide the Company and its counsel in writing with any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

          (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Sub becomes obligated to purchase pursuant to the Offer.

          (d) Sub shall make all appropriate arrangements with the depositary for the Offer so that (i) holders of

Warrants (as defined in Section 3.03) may tender shares of Company Common Stock pursuant to the Offer by delivering to such depositary certificates representing Warrants, together with such documents, other than payment of the exercise price of the Warrants, as may be required pursuant to the terms thereof to effect the exercise thereof for shares of Company Common Stock (together with all other documentation required in connection with a valid tender of shares of Company Common Stock pursuant to the Offer), provided that such exercise shall not be
                                     --------
deemed to occur unless Sub accepts for payment and pays for any shares of Company Common Stock tendered pursuant to the Offer, in which case such exercise shall be deemed to have occurred as of immediately prior to the expiration date of the Offer, and such depositary shall deduct from the proceeds otherwise payable pursuant to the Offer to each such tendering holder of Warrants an amount equal to the aggregate exercise price of the Warrants represented by the certificates so delivered and (ii) holders of Company Employee Stock Options (as defined in Section 6.04) may tender shares of Company Common Stock pursuant to the Offer by delivering to such depositary such documents, other than payment of the exercise price of the Company Employee Stock Options, as may be required pursuant to the terms thereof to effect the exercise thereof for shares of Company Common Stock (together with all other documentation required in connection with a valid tender of shares of Company Common Stock pursuant to the Offer), provided that such exercise shall not be deemed to occur unless
        --------
Sub accepts for payment and pays for any shares of Company Common Stock tendered pursuant to the Offer, in which case such exercise shall be deemed to have occurred as of immediately prior to the expiration date of the Offer, and such depositary shall deduct from the proceeds otherwise payable pursuant to the Offer to each such tendering holder of Company Employee Stock Options an amount equal to the aggregate exercise price of the Company Employee Stock Options being exercised.

           SECTION 1.02.  Company Actions.  (a)  The Company hereby approves of
                          ----------------
and consents to the Offer.

          (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing, subject to Section 5.02(b), the
                   --------------
recommendations described in Section 3.04(b) and shall mail the Schedule 14D-9 to the holders of Company Common Stock. Each of the Company, Parent and Sub shall promptly correct any written information provided by it for use in the
Schedule 14D-9 if
and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to the Company's stockholders. The Company shall provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

          (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stock holders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files and the names, holdings and addresses of the record holders of the Company Series Preferred Stock and the Warrants) as Parent may reasonably request in communicating the Offer to the Company's securityholders. Subject to the requirements of applicable Law (as defined in Section 3.05(a)), and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement (the Offer, the Merger and such other transactions, together with the transactions contemplated by the Stock Purchase Agreements entered into by Sub with each of the holders of the Company Series Preferred Stock immediately prior to the execution of this Agreement, collectively, the "Transactions"), Parent
                                                       ------------
and Sub shall, and shall use reasonable efforts to cause their agents to, hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, upon request, shall, and shall use reasonable efforts to cause their agents to, promptly deliver to the Company all copies of such information then in their possession or control.

          SECTION 1.03.  The Merger.  On the terms and subject to the conditions
                         -----------
set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at
                      ----
the Effective Time (as defined in Section 1.05). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). Notwithstanding the
                                   ---------------------
foregoing, Parent may elect at any time prior to the Merger, instead of merging Sub into the Company as provided above, to merge the Company with and into Sub; provided, however, that the Company shall not be deemed to have breached any of
--------  -------
its representations, warranties or covenants set forth in this Agreement solely by reason of such election or any change, effect or circumstance resulting from such election. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing. At the election of Parent, any direct or indirect subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing.

          SECTION 1.04.  Closing.  The closing (the "Closing") of the Merger
                         --------                    -------
shall take place at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law, waiver by the party or parties entitled to the benefits thereof) of the conditions set forth in Article VII, or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".
                  ------------

          SECTION 1.05.  Effective Time.  Prior to the Closing, Parent shall
                         ---------------
prepare, and on the Closing Date or as soon as practicable thereafter Parent shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of
----------------------
the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").
                                    --------------

           SECTION 1.06.  Effects.  The Merger shall have the effects set forth
                          --------
in Section 259 of the DGCL.

          SECTION 1.07.  Certificate of Incorporation and By-laws.  (a)  The
                         -----------------------------------------
Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended at the Effective Time as set forth in Exhibit B, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

          (b) The By-laws of Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

          SECTION 1.08.  Directors.  The directors of Sub immediately prior to
                         ----------
the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          SECTION 1.09.  Officers.  The officers of the Company immediately
                         ---------
prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.


                                  ARTICLE II

                       Effect on the Capital Stock of the
                       ----------------------------------
               Constituent Corporations; Exchange of Certificates
               --------------------------------------------------

          SECTION 2.01.  Effect on Capital Stock.  At the Effective Time, by
                         ------------------------
virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or Company Series Preferred Stock or any shares of capital stock of Sub:

          (a)  Capital Stock of Sub.  Each issued and outstanding share of
               ---------------------
capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

          (b)  Cancelation of Treasury Stock and Parent-Owned Stock.  Each share
               -----------------------------------------------------
of Company Capital Stock that is
owned by the Company, Parent, Sub or any other subsidiary of Parent shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

          (c)  Conversion of Company Capital Stock. (i)  Subject to Sections
               ------------------------------------
2.01(b) and 2.01(d), each issued and outstanding share of Company Common Stock shall be converted into the right to receive such amount as shall be equal to the highest price per share of Company Common Stock paid pursuant to the Offer in cash.

          (ii) Subject to Sections 2.01(b) and 2.01(d), each issued and outstanding share of Company Series A Preferred Stock shall be converted into the right to receive $9.75 or, if applicable, such greater amount as shall be equal to the highest price per share of Company Common Stock paid pursuant to the Offer in cash.

          (iii) Subject to Sections 2.01(b) and 2.01(d), each issued and outstanding share of Company Series B Preferred Stock shall be converted into the right to receive such amount as shall be equal to the highest price per share of Company Common Stock paid pursuant to the Offer in cash.

          (iv) The cash payable upon the conversion of shares of Company Capital Stock pursuant to this Section 2.01(c) is referred to collectively as the "Merger Consideration". As of the Effective Time, all such shares of
     --------------------
Company Capital Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Capital Stock shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest.

          (d)  Appraisal Rights.  Notwithstanding anything in this Agreement to
               -----------------
the contrary, shares ("Appraisal Shares") of Company Capital Stock that are
                       ----------------
outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL ("Section 262") shall not be converted into Merger Consideration as
              -----------
provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment of the fair market value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder
                             --------  -------
shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the applicable Merger Consideration as provided in Section 2.01(c). The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Capital Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

          SECTION 2.02.  Exchange of Certificates. (a)  Paying Agent.  Prior to
                         -------------------------      -------------
the Effective Time, Parent shall select a bank or trust company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon
            ------------
surrender of certificates representing Company Common Stock. Parent shall take all steps necessary to enable and cause the Surviving Corporation to provide to the Paying Agent on a timely basis, as and when needed after the Effective Time, cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.01(c)(i) (such cash being hereinafter referred to as the "Exchange Fund").
                                -------------

          (b)  Exchange Procedure.  As soon as reasonably practicable after the
               -------------------
Effective Time (and in any event within 10 business days), the Paying Agent (or, in the case of the Company Series Preferred Stock, the Surviving Corporation) shall mail to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented
-------------
outstanding shares of Company Capital Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Capital Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Capital Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Capital Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

          (c)  No Further Ownership Rights in Company Capital Stock.  The Merger
               -----------------------------------------------------
Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Capital Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

          (d)  Termination of Exchange Fund.  Any portion of the Exchange Fund
               -----------------------------
that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this
Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration.

          (e)  No Liability.  None of Parent, Sub, the Company, the Surviving
               -------------
Corporation or the Paying Agent shall
be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.05(b)), any such cash in respect of such Certifi cate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (f)  Investment of Exchange Fund.  The Paying Agent shall invest any
               ----------------------------
cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

          (g) Withholding Rights. Parent or its Paying Agent shall be entitled
              -------------------
to deduct and withhold from the consideration otherwise payable to any holder of Company Capital Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code (as defined in Section 3.11(b)), or under any provision of state, local or foreign tax Law.


                                  ARTICLE III

                 Representations and Warranties of the Company
                 ---------------------------------------------

          The Company represents and warrants to Parent and Sub that the statements contained in this Article III are true and correct, except as set forth in the disclosure letter delivered by the Company to Parent on or before the date of this Agreement (the "Company Disclosure Letter"). The Company Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered Sections and paragraphs contained in this Article III and the disclosure in any paragraph shall qualify other Sections and paragraphs in this
Article III to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other Sections and paragraphs; provided, however, that nothing in the Company Disclosure Letter
            --------  -------
shall qualify Section 3.08 unless it is set forth under paragraph 3.08 of the Company Disclosure Letter.

          SECTION 3.01.  Organization, Standing and Power. The Company is duly
                         ---------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. The Company is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary except for any such failure to be qualified that has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined in
Section 9.03). The Company has delivered to Parent true and complete copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (as so amended, the "Company Charter"), and the By-laws of the
                               ---------------
Company, as amended to the date of this Agreement (as so amended, the "Company
                                                                       -------
By-laws").
-------

          SECTION 3.02.  Company Subsidiaries; Equity Interests.  The Company
                         ---------------------------------------
does not have any subsidiaries (as defined in Section 9.03). Except for any ownership interests set forth in the Company Disclosure Letter the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

          SECTION 3.03.  Capital Structure.  The authorized capital stock of the
                         ------------------
Company consists of 50,000,000 shares of Company Common Stock and 10,591,874 shares of preferred stock, par value $0.01 per share, of the Company (the "Company Preferred Stock") (with 1,300,000 shares of the Company Preferred Stock
------------------------
designated as Company Series A Preferred Stock and 830,000 shares of the Company Preferred Stock designated as Company Series B Preferred Stock). At the close of business on September 16, 1999, (i) 10,615,614 shares of Company Common Stock, 1,210,256 shares of Company Series A Preferred Stock and 825,309 shares of Company Series B Preferred Stock were issued and outstanding, (ii) 4,800 shares of Company Common Stock were held by the Company in its treasury, (iii) 1,002,436 shares of Company Common Stock were subject to outstanding Company Employee Stock Options, (iv) 3,130,087 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans and the Company Stock Purchase Plan (each as defined in Section 6.04), (v) 123,795 shares of Company Common Stock were subject to outstanding warrants expiring January 17, 2001, with an exercise price of $8.72 per share of Company

Common Stock, (vi) 198,138 shares of Company Common Stock were subject to outstanding warrants expiring August 13, 2006, with an exercise price of $5.047 per share of Company Common Stock and (vii) 181,538 shares of Company Common Stock were subject to outstanding warrants expiring September 23, 1999, with an exercise price of $11.70 per share of Company Common Stock (the warrants described in this subsection (vii) and subsections (v) and (vi) above being referred to herein as "Warrants"). Except as set forth above, at the close of
                       --------
business on September 16, 1999, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. There are no outstanding Company SARs, Company Restricted Stock or Company Stock-based Awards (each as defined in Section 6.04). All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract (as defined in Section 3.05(a)) to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Capital Stock may vote ("Voting Company
                                                                 --------------
Debt"). Except as set forth above, there are not any options, warrants, rights,
----
convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company is a party or by which it is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Capital Stock. There are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Capital Stock.

          SECTION 3.04.  Authority; Execution and Delivery; Enforceability.  (a)
                         --------------------------------------------------
The Company has all requisite
corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval (as defined in Section 3.04(c)), if required. The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (b)  The Board of Directors of the Company (the "Company Board"), at a
                                                           -------------
meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Offer, the Merger and the other Transactions, (ii) determining that the terms of the Offer, the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the holders of Company Common Stock accept the Offer and tender their shares of Company Common Stock pursuant to the Offer, (iv) recommending that the Company's stockholders adopt this Agreement, if required, and (v) declaring that this Agreement is advisable. Such resolutions are sufficient to render inapplicable to Parent and Sub and this Agreement, the Offer, the Merger and the other Transactions the provisions of Section 203 of the DGCL. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Offer, the Merger or any other Transaction. The Company has been advised by each of its directors and executive officers that each such person intends to tender all shares of Company Common Stock owned by such person pursuant to the Offer.

          (c) The only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the adoption, if required, of this Agreement by the holders of a majority of the outstanding Company Common Stock and Company Series Preferred Stock, voting together as a single class (the "Company Stockholder Approval"). The
                                 ----------------------------
affirmative vote of the holders of Company Capital Stock, or any of them, is not necessary to consummate the Offer or any Transaction other than the Merger.

          SECTION 3.05.  No Conflicts; Consents. (a)  Except as set forth in the
                         -----------------------
Company Disclosure Letter, the execution and delivery by the Company of this Agreement do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien (as defined in Section 3.09(d)), upon any of the properties or assets of the Company (collectively, "Violations") under, any provision of (i) the Company Charter or the Company By-laws, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "Contract") to which the
                                                      --------
Company is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree ("Judgment") or statute, law (including common law),
                            --------
ordinance, rule or regulation ("Law") applicable to the Company or its
                                ---
properties or assets, except in the case of clauses (ii) and (iii) for such Violations that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (b) No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, or permit from, any
---------
Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is
                                                      -------------------
required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if required, (ii) the filing with the SEC of (A) the Schedule 14D-9,
 -------
(B) a proxy or information statement relating to the adoption of this Agreement by the Company's stockholders (the "Proxy Statement"), if such adoption is
                                    ---------------
required by Law, (C) any information statement (the "Information Statement")
                                                     ---------------------
required under Rule 14f-1 in connection with the Offer and (D) such reports under Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the
-------------
Offer, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) compliance with and such filings as may be required under applicable environmental Laws, (v) such filings as may be required in connection with the Taxes (as defined in Section 3.09) described in
Section 6.09, (vi) filings under any applicable state takeover Law, (vii) such other items as are set forth in the Company Disclosure Letter and (viii) such other Consents, registrations, declarations, filings and permits that the Company does not have knowledge of and the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          SECTION 3.06.  SEC Documents; Undisclosed Liabilities.  The Company
                         ---------------------------------------
has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since December 31, 1997 (the "Company
                                                                      -------
SEC Documents").  As of its respective date, each Company SEC Document complied
-------------
in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), as the case may be,
                                         --------------
and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents complied, as of the date they were filed, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") (except as may be indicated in the notes thereto
                        ----
and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring year-end audit adjustments). Except as set forth in the Filed Company SEC Documents (as defined in Section 3.08), the Company has no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of the Company or in the notes thereto other than liabilities and obligations incurred in the ordinary course of business since June 30, 1999.

          SECTION 3.07.  Information Supplied.  None of the information supplied
                         ---------------------
or to be supplied by the Company for inclusion or incorporation by reference in
(i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement (if required) will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting (as defined in Section 6.01), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement (if required) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub in writing for inclusion or incorporation by reference therein.

          SECTION 3.08.  Absence of Certain Changes or Events.  Except as
                         -------------------------------------
disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") or in the Company
                             ---------------------------
Disclosure Letter, from June 30, 1999, to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

          (i) any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

          (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any repurchase for value by the Company of any Company Capital Stock;

          (iii) any split, combination or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

          (iv) (A) any granting by the Company to any director or executive officer of the Company of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (B) any granting by the Company to any such director or executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, or (C) any entry by the Company into, or any amendment of, any employment, severance or termination agreement with any such director or executive officer;

          (v) any change in accounting methods, principles or practices by the Company materially affecting the assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP; or

          (vi) any material elections with respect to Taxes by the Company or settlement or compromise by the Company of any material Tax liability or refund.

          SECTION 3.09.  Taxes.  (a)  The Company has timely filed, or has
                         ------
caused to be timely filed on its behalf (in each case, taking into account any extension of time within which to file), all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid except (i) where the payment of such Taxes is being or was contested in good faith by the Company and the Company has established adequate reserves for such Taxes in accordance with GAAP or (ii) where the failure to pay such Taxes would not reasonably be expected to have a Company Material Adverse Effect.

          (b) The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such Taxes are pending.

          (c) The Tax Returns of the Company have been examined by and/or settled with the relevant Taxing Authority for all years through December 31, 1995, or the applicable statutory period for the assessment of the Tax to which the Tax Return relates has expired. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid. Neither the Internal Revenue Service nor any other Taxing Authority has given notice (either orally or in writing) that it will commence any such audit or examination.

          (d) There are no material pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature whatsoever (collectively, "Liens") for Taxes (other than for current Taxes not yet due and
                -----
payable and for Taxes as to which the Company is contesting in good faith and has established adequate reserves in accordance with GAAP) on the assets of the Company. The Company is not bound by any agreement with respect to Taxes.

          (e) The Company shall not be required to include in a taxable period ending after the Effective Time an amount of taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign Tax law, and there is no application pending with any Taxing Authority requesting permission for any change in any accounting method of the Company.

          (f) The Company may not be held liable for, or may not be required to make any contribution with respect to, Taxes of any person (other than members of the affiliated group of which the Company is the common parent) by reason of Treasury Regulation Section 1.1502-6 or any comparable provision of state, local or foreign law or under any Tax indemnity, Tax sharing or similar agreement.

          (g) (i) There are no outstanding agreements or waivers extending, or having the effect of extending, the statutory period of limitation applicable to any Tax Returns required to be filed with respect to the Company,

(ii) neither the Company nor any affiliated group, within the meaning of Section 1504 of the Code, of which the Company is or has ever been a member, has requested any extension of time within which to file any Tax Return, which return has not yet been filed, and (iii) no power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of the Company.

          (h) The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or any comparable provision of any state, local or foreign Laws) and have, within the time and in the manner prescribed by applicable Law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under applicable Laws.

          (i)  For purposes of this Agreement:

          "Tax" or "Taxes" includes all forms of taxation, whenever created or
           ---      -----
imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

          "Taxing Authority" shall mean any domestic, foreign, Federal,
           ----------------
national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

          "Tax Return" means all Federal, state, local, provincial and foreign
           ----------
Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

          SECTION 3.10.  Absence of Changes in Benefit Plans.  Except as
                         ------------------------------------
disclosed in the Filed Company SEC Documents or in the Company Disclosure Letter, from June 30, 1999, there has not been any adoption or amendment in any material respect, other than amendments required by law, by the Company of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company, other than any such plan, arrangement or understanding which is applicable to only one person and which provides benefits that are not material (collectively, "Company Benefit Plans"). Except as
                                      ---------------------
disclosed in the Filed Company SEC Documents or in the Company Disclosure Letter, as of the date of this Agreement there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between the Company and any current or former employee, officer or director of the Company (other than at will employment agreements), nor does the Company have any general severance plan or policy or practice.

          SECTION 3.11.  ERISA Compliance; Excess Parachute Payments.  (a)  The
                         --------------------------------------------
Company Disclosure Letter contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein
                                          -----
as "Company Pension Plans"), "employee welfare benefit plans" (as defined in
    ---------------------
Section 3(1) of ERISA) and all other Company Benefit Plans maintained, or contributed to, by the Company for the benefit of any current or former employees, officers or directors of the Company. The Company has delivered to Parent true, complete and correct copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a description thereof) and each amendment thereto, (ii) the two most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Company Benefit Plan.

          (b) Except as disclosed in the Company Disclosure Letter, all Company Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Internal Revenue Code of 1986, as amended (the "Code"), and no such
                                                       ----
determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been amended since the date of its most recent determi nation letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

          (c) No Company Pension Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Company Multiemployer Pension Plan")
                                           ----------------------------------
or is subject to (i) the minimum funding requirements of Section 412 of the Code or Section 306 of ERISA or (ii) Title IV of ERISA, and the Company has no actual or contingent liability in respect of any such plan. None of the Company, any officer of the Company or any of the Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company or any officer of the Company to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA. The Company has not incurred a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Multiemployer Pension Plan.

          (d) With respect to any Company Benefit Plan that is an employee welfare benefit plan, except as disclosed in the Company Disclosure Letter, (i) no such Company Benefit Plan is unfunded or funded through a "welfare benefits fund" (as such term is defined in Section 419(e) of the Code), (ii) each such Company Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code), complies in all material respects with the applicable requirements of Sections 4980B(f), 9801 and 9802 of the Code and
(iii) each such Company Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company (other than for ordinary administrative expenses incurred and benefits accrued through the date of such amendment or termination) on or at any time after the Effective Time.

          (e) All Company Benefit Plans have been administered in accordance with their terms in all material respects, and comply in form and in operation in all material respects with applicable law.

          (f) No amount paid or expected to be payable under existing benefit plans, arrangements or agreements to any employee or former employee of the Company based on current or past compensation levels of such employee, as the case may be, would fail to be deductible by virtue of Section 162(m) of the Code.

          (g) There has been no act or omission which has given rise to or may give rise to material fines, penalties, taxes or charges under Section 502(c) of ERISA or Chapters 43, 47, or 68 of the Code for which the Company is or may be liable.

          (h) There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Company's knowledge, threatened involving any Company Benefit Plan that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

          (i) The Company has no material liability or contingent liability under any plan, arrangement or agreement for providing post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA or Section 4980B (or any predecessor section thereto) of the Code or other applicable Law.

          (j) No amount that could be received (whether in cash or property or the vesting of property) as a result of the Offer, the Merger or any other Transaction by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect would be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

          SECTION 3.12.  Litigation.  Except as disclosed in the Filed Company
                         -----------
SEC Documents or in the Company Disclosure Letter, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company that has had or would reasonably be expected to have a Company Material Adverse Effect.

          SECTION 3.13.  Compliance with Applicable Laws. Except as disclosed in
                         --------------------------------
the Filed Company SEC Documents or in the Company Disclosure Letter, the Company is in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the

Filed Company SEC Documents or in the Company Disclosure Letter, the Company has not received any written notice during the past three years from a Governmental Entity that alleges that the Company is not in compliance with any material applicable Law. This Section 3.13 does not relate to matters with respect to Taxes, which are the subject of Section 3.09, or with respect to Environmental Laws (as defined in Section 3.17), which are the subject of Section 3.17.

          SECTION 3.14.  Brokers; Schedule of Fees and Expenses.  No broker,
                         ---------------------------------------
investment banker, financial advisor or other person, other than CIBC World Markets Corp., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of the Company. The estimated fees and expenses incurred and to be incurred by the Company in connection with the Offer, the Merger and the other Transactions (including the fees of CIBC World Markets Corp. and the fees of the Company's legal counsel) as estimated by the Company as of the date of this Agreement are set forth in the Company Disclosure Letter. The Company has furnished to Parent a true and complete copy of all agreements between the Company and CIBC World Markets Corp. relating to the payment of fees and expenses in connection with the Offer, the Merger and the other Transactions.

          SECTION 3.15.  Opinion of Financial Advisor.  The Company has received
                         -----------------------------
the opinion of CIBC World Markets Corp., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by the holders of Company Common Stock is fair from a financial point of view, a signed copy of which opinion has been delivered to Parent.

          SECTION 3.16.  Year 2000 Compliance.  (a)  Except as set forth in the
                         ---------------------
Filed Company SEC Documents or the Company Disclosure Letter, the computer software and hardware operated by the Company that is used in and material to the conduct of its business is capable of providing or is in the process of being adapted to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000, in substantially the same manner and with the same functionality as such software and hardware records, stores, processes and presents such calendar dates falling on or before December 31, 1999 ("Year 2000 Compliant"), other than such interruptions in millennium functionality that would not reasonably be expected to have a Company Material Adverse Effect. The best current estimates of the Company of capital expenditures to be Year 2000 Compliant are included in the Company's 1999 budget, a copy of which has been made available to Parent.

          Section 3.17.  Environmental Matters.  (a)  Except for any matters
                         ----------------------
that would not reasonably be expected to have a Company Material Adverse Effect or that are set forth in the Filed Company SEC Documents or in the Company Disclosure Letter:

          (i) the Company is, and has for the past five years been, in compliance with all Environmental Laws;

          (ii) the Company holds and is in compliance with, and for the past five years has held and been in compliance with, all permits, licenses, authorizations and approvals from Governmental Entities required to conduct its business operations under Environmental Laws ("Environmental Permits");
                                               ---------------------

          (iii) to the Company's knowledge, there are no aboveground or underground storage tanks, known or suspected asbestos-containing materials, or light ballasts, transformers or other equipment containing polychlorinated biphenyls on, under or about property owned, operated or leased by the Company, nor were there any underground storage tanks which the Company owned, operated or controlled on, under or about any such property in the past; and

          (iv) no Hazardous Substances are present on, at or under any properties currently or formerly owned, leased or operated by the Company nor, to the Company's knowledge, has there in the past been any Release or threatened Release of any Hazardous Substances emanating from any properties currently or formerly owned, leased or operated by the Company except, in any such case, at levels or in quantities that do not require investigation or remediation under Environmental Law.

          (b) Except as set forth in the Filed Company SEC Documents or in the Company Disclosure Letter, there are no pending or, to the knowledge of the Company, threatened, claims, proceedings or investigations against the Company arising under Environmental Laws, and the Company has not received any communication from any Governmental Entity or other person that alleges that the Company is not in compliance in any respect with, or is subject to liability under, any Environmental Laws or Environmental Permits.

          (c) Except as set forth in the Company Disclosure Letter, no Environmental Law or Environmental Permit imposes any obligation upon the Company arising out of, or as a condition to, any Transaction (including any requirement to: (i) modify or transfer any Environmental Permit, (ii) file any notice or other submission with any Governmental Entity, (iii) place any notice, acknowledgment or covenant in any land records, or (iv) modify or provide notice under any agreement, consent order or consent decree) which obligation would reasonably be expected to have a Company Material Adverse Effect either in fulfilling it or as a consequence of failing to fulfill it.

          As used in this Agreement, the term "Environmental Law" means any and
                                               -----------------
all applicable treaties, laws, regulations, enforceable requirements, binding determinations or agreements, orders, decrees, judgments or injunctions issued, promulgated or entered into by any Governmental Entity, relating to the environment, natural resources, human health and safety, or the use, management, disposal, Release or threatened Release of, or exposure to, Hazardous Substances or noxious odor.

          As used in this Agreement, the term "Hazardous Substance" means all
                                               -------------------
explosive or regulated radioactive materials or substances, hazardous or toxic materials, wastes or chemicals, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos-containing materials, polychlorinated biphenyls, and all other materials or substances regulated pursuant to any Environmental Law.

          As used in this Agreement, the term "Release" means any spilling,
                                               -------
leaking, pumping, purging, discharging, emitting, leaching, injecting or migrating into or through the environment.

          SECTION 3.18.  Contracts; Debt Instruments. (a)  Except as disclosed
                         ----------------------------
in the Filed Company SEC Documents or in the Company Disclosure Letter, there are no Contracts that are material to the business, assets or operations of the Company. The Company is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other Contract, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

          (b) Set forth in the Company Disclosure Letter is (x) a complete and correct list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company in an aggregate principal amount in excess of $250,000 is outstanding or may be incurred and (y) the respective principal amounts outstanding as of the date of this Agreement thereunder. For purposes of this Section 3.18(b), "indebtedness" shall mean, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person,
(E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person and (J) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person.

          3.19  Title to Properties.  (a)  Except as set forth in the Company
                --------------------
Disclosure Letter, the Company has good title to, or valid leasehold interests in, all its properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. All such assets and properties, other than assets and properties in which the Company has leasehold interests, are free and clear of all Liens other than those set forth in the Company Disclosure Letter and except for Liens that, in the aggregate, do not and would not reasonably be expected to have a Company Material Adverse Effect.

          (b) Except as set forth in the Company Disclosure Letter, the Company has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. The Company enjoys peaceful and undisturbed possession under all such material leases.

          3.20  Intellectual Property.  The Company owns, or is validly licensed
                ----------------------
or otherwise has the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, "Intellectual Property Rights") which are used
                                  ----------------------------
in and material to the conduct of the business of the Company. Except as set forth in the Company Disclosure Letter, no claims are pending or, to the knowledge of the Company, threatened that the Company is infringing or misappropriating the rights of any person with regard to any Intellectual Property Right (and the Company is not aware of any basis for any such claims that would reasonably be expected to have a Company Material Adverse Effect).
To the knowledge of the Company, except as set forth in the Company Disclosure Letter, no person is infringing the rights of the Company with respect to any Intellectual Property Right except for any such infringements that would not reasonably be expected to have a Company Material Adverse Effect.


                                   ARTICLE IV

                Representations and Warranties of Parent and Sub
                ------------------------------------------------

          Parent and Sub, jointly and severally, represent and warrant to the Company as follows:

          SECTION 4.01.  Organization, Standing and Power. Each of Parent and
                         ---------------------------------
Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Parent, a material adverse effect on the ability of Parent or Sub to perform its obligations under this Agreement or a material adverse effect on the ability of Parent or Sub to consummate the Offer, the Merger and the other Transactions (a "Parent Material Adverse Effect").
 ------------------------------

          SECTION 4.02.  Sub.  (a)  Since the date of its incorporation, Sub has
                         ----
not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

          (b) The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $1.00 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

          SECTION 4.03.  Authority; Execution and Delivery; Enforceability.
                         --------------------------------------------------
Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by each of Parent and Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub. Parent, as sole stockholder of Sub, has adopted this Agreement. Each of Parent and Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          SECTION 4.04.  No Conflicts; Consents.  (a)  The execution and
                         -----------------------
delivery by each of Parent and Sub of this Agreement do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termina tion, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, addi tional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the charter or organizational documents of Parent or Sub, (ii) any Contract to which Parent or Sub is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or Sub or their respective properties or assets, except in the case of clauses (ii) and (iii) for such Violations that have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

          (b) No material Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, if required, (ii) the filing with the SEC of (A) the Offer Documents and (B) such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement, the Offer, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) compliance with and such filings as may be required under applicable environmental Laws, (v) such filings as may be required in connection with the Taxes described in Section 6.09, (vi) filings under any applicable state takeover Law, (vii) such other items required solely by reason of the participation of the Company (as opposed to any third party) in the Transactions and (viii) such other Consents, registrations, declarations, filings and permits that Parent does not have knowledge of and the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

          SECTION 4.05.  Information Supplied.  None of the information supplied
                         ---------------------
or to be supplied by Parent or Sub for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company's stock holders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement (if required) will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

          SECTION 4.06.  Brokers.  No broker, investment banker, financial
                         --------
advisor or other person, other than Warburg Dillon Read, the fees and expenses of which will be paid by or on behalf of Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of Parent.

          SECTION 4.07.  Financing.  Parent will have the funds necessary to
                         ----------
consummate the Offer and the Merger on the terms contemplated by this Agreement and will provide such funds to Sub as required by Sections 1.01(c) and 2.02(a), as the case may be.

          Section 4.08.  Financial Statements.  Copies of the audited
                         ---------------------
consolidated financial statements of Parent and its subsidiaries as of and for the years ended December 31, 1998 and 1997 have previously been delivered to the Company and such financial statements fairly present the consolidated financial position of Parent and its subsidiaries as of the dates thereof and the consolidated results of operations and cash flows of Parent and its subsidiaries for the periods then ended in conformity with International Accounting Standards. As of June 30, 1999, the consolidated shareholder's equity of Parent and its subsidiaries is not less than the consolidated shareholder's equity of Parent and its subsidiaries as of December 31, 1998. Since June 30, 1999, there has been no material adverse change in the consolidated shareholder's equity of Parent and its subsidiaries.


                                   ARTICLE V

                   Covenants Relating to Conduct of Business
                   -----------------------------------------

          SECTION 5.01.  Conduct of Business.  (a)  Conduct of Business by the
                         --------------------       --------------------------
Company.  Except for matters set forth in the Company Disclosure Letter or
--------
otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time the Company shall conduct its business in the ordinary course consistent with past practices and use commercially reasonable efforts to preserve intact its current business organization, the services of its current officers and employees and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not do any of the following without the prior written consent of Parent:

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company Common Stock upon the conversion of the Company Series Preferred Stock or the exercise of Company Employee Stock Options and Warrants, in each case outstanding on the date of this Agreement and in accordance with their present terms;

          (iii) amend the Company Charter or the Company By-laws;

          (iv) subject to Section 5.02, acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company (other than acquisitions of assets in the ordinary course of business);

          (v) (A) grant to any employee, officer or director of the Company (1) any increase in compensation, except in the ordinary course of business consistent with prior practice or to the extent required under employment agreements in effect as of the date of this Agreement, or (2) any options, capital stock or other equity-based compensation except to the extent required under currently existing contractual arrangements, (B) grant to any employee, officer or director of the Company any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of this Agreement, (C) enter into any employment, consulting, indemnification, severance or termination agreement with any such employee, officer or director other than at will employment agreements, (D) except as required by Law, establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan or (E) take any discretionary action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Benefit Plan;

          (vi) make any change in accounting methods, principles or practices materially affecting the reported assets, liabilities or results of operations of the Company, except insofar as may be required by a change in GAAP;

          (vii) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any material properties or assets, except sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice;

          (viii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances (other than employee expense advances in the ordinary course of business) or capital contributions to, or investments in, any other person;

          (ix) make or agree to make any new capital expendi ture or expenditures that, individually, is in excess of $50,000 or, in the aggregate, are in excess of $250,000;

          (x) (A) make or change any material Tax election, (B) settle or compromise any material Tax liability or refund or (C) amend in any material respect any Tax Return;

          (xi) fail to (i) timely file with the relevant Taxing Authority all material Tax Returns and reports required to be filed by it, on a basis consistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar Tax items have been filed, and in a manner that does not unreasonably accelerate deductions or defer income, (ii) timely pay all Taxes due and payable, or establish proper reserves therefor in its books and records in accordance with GAAP, (iii) make adequate provision on its books and records, to the extent required in accordance with GAAP, for all Taxes due and payable after the Effective Time, and (iv) promptly notify Parent of any action, suit, proceeding, claim or audit pending against it in respect of any Taxes;

          (xii) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or thereafter incurred in the ordinary course of busi ness consistent with past practice, (B) cancel any material indebtedness (individually or in the aggre gate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company is a party;

          (xiii) enter into any supply agreement for any pharmaceutical product, component of pharmaceutical products or services related to pharmaceutical products, other than short-term purchase orders entered into in the ordinary course of business; or

          (xiv) authorize any of, or commit or agree to take any of, the foregoing actions.

          (b)  Other Actions.  Except as otherwise permitted by Section 5.02,
               --------------
the Company and Parent shall not, and Parent shall not permit Sub to, knowingly take any action that would, or that would reasonably be expected to, result in any condition to the Offer set forth in Exhibit A, or any condition to the Merger set forth in Article VII, not being satisfied.

          SECTION 5.02.  No Solicitation.  (a)  The Company shall not, and shall
                         ----------------
not authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, "Representatives") of, the Company to, (i) directly or indirectly solicit,
----------------
initiate or encourage the submission of, any Company Takeover Proposal (as defined in Section 5.02(e)), (ii) except in connection with a termination of this Agreement pursuant to Section 8.01(e), enter into any agreement with respect to any Company Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action designed to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; provided,
                                                                  --------
however, that prior to the acceptance for payment of shares of Company Common
-------
Stock pursuant to the Offer the Company may, to the extent required by the fiduciary obligations of the Company Board, as determined in good faith by it after consultation with outside counsel, in response to a bona fide, written Company Takeover Proposal made or received after the date of this Agreement that was not solicited by the Company in breach or deemed breach of this Section 5.02(a) and that did not otherwise result from a breach or deemed breach of this
Section 5.02(a) and that the Company Board determines in good faith is reasonably likely to result in a Superior Company Proposal (as defined in Section 5.02(e)) within a reasonable period of time, and subject to compliance with Section 5.02(c), (x) furnish information with respect to the Company to the person making such Company Takeover Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement (as defined in Section 6.02) and (y) participate in discussions or negotiations (including solicitation of a revised Company Takeover Proposal) with such person and its Representatives regarding any Company Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative or affiliate of the Company, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 5.02(a) by the Company. The Company shall, and shall cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, a Company Takeover Proposal that commenced prior to the date of this Agreement (it being understood that this sentence does not preclude responding to a bona fide, written Company Takeover Proposal made or received after the date of this Agreement from a party that made a Company Takeover Proposal prior to the date of this Agreement so long as the Company is in compliance with all the other provisions of this Section 5.02).

          (b) Except as permitted by this Section 5.02(b), neither the Company Board nor any committee thereof shall (i) withdraw or modify, or publicly (or in a manner designed to become public) propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Company Board or any such committee of this Agreement, the Offer or the Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or (iii) approve or recommend, or publicly (or in a manner designed to become public) propose to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing, if, prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, the Company Board receives a Superior Company Proposal and the Company Board determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with their fiduciary obligations, the Company Board may withdraw or modify its approval or recommendation of the Offer, the Merger and this Agreement or enter into an agreement in connection with a Superior Company Proposal in connection with a termination of this Agreement in accordance with Section 8.01(e).

          (c) The Company promptly shall advise Parent orally and in writing of any Company Takeover Proposal or any inquiry with respect to or that would reasonably be expected to lead to any Company Takeover Proposal, in each case made or received after the date of this Agreement, and the identity of the person making any such Company Takeover Proposal or inquiry. The Company shall keep Parent reasonably informed of the status including any change to the details of any such Company Takeover Proposal or inquiry.

          (d) Nothing contained in Section 5.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable Law (it being understood that this Section 5.02(d) does not permit the Company Board or any committee thereof to take any action prohibited by the first sentence of Section 5.02(b) except as permitted by the second sentence of Section 5.02(b)).

          (e)  For purposes of this Agreement:

          "Company Takeover Proposal" means (i) any proposal or offer for a
           -------------------------
     merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (ii) any proposal for the issuance by the Company of a material amount of its equity securities as consideration for the assets or securities of another person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, a material equity interest in any voting securities of, or a substantial portion of the assets of, the Company, in each case other than the Transactions.

          "Superior Company Proposal" means any proposal made by a third party
           -------------------------
     to acquire substantially all the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of its assets or otherwise (but excluding any proposal to license any or all assets of the Company), (i) on terms which the Company Board determines in its good faith judgment to be more favorable to the holders of Company Common Stock than the Transactions (after receiving advice of the Company's independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of the Transactions) and (ii) that in the good faith judgment of the Company Board is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

                                   ARTICLE VI

                             Additional Agreements
                             ---------------------

          SECTION 6.01.  Preparation of Proxy Statement; Stockholders Meeting.
                         -----------------------------------------------------
(a) If the adoption of this Agree ment by the Company's stockholders is required by Law, the Company shall, at Parent's request, as soon as practicable following the acceptance for payment of, and payment for, Company Common Stock pursuant to the Offer, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects; provided, however, that Parent shall cooperate with the Company to resolve such
--------  -------
objections. The Company shall use its best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after filing with the SEC.

          (b) If the adoption of this Agreement by the Company's stockholders is required by Law, the Company shall, at Parent's request, as soon as practicable following the acceptance for payment of, and payment for, Company Common Stock pursuant to the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the
                                    ----------------------------
purpose of seeking the Company Stockholder Approval. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement, the Offer or the Merger as permitted by Section 5.02(b). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or (ii) the withdrawal or modification by the Company Board of its approval or recommendation of this Agreement, the Offer or the Merger. Notwithstanding the foregoing, if Parent or any of its affiliates shall own at least 90% of the outstanding shares of Company Common Stock and of each series of Company Series Preferred Stock, Parent shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the DGCL.

          (c) Parent shall cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Capital Stock owned by Parent or Sub or any other subsidiary of Parent to be voted in favor of the adoption of this Agreement.

          SECTION 6.02.  Access to Information; Confidentiality.  The Company
                         ---------------------------------------
shall afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and
(b) all other information concerning its business, properties and personnel as Parent may reasonably request. Without limiting the generality of the foregoing, the Company shall, within two business days of any request therefor, provide to Parent the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of Company Common Stock would be entitled under Section 220 of the DGCL (assuming such holder met the requirements of such section). All information exchanged pursuant to this
Section 6.02 shall be subject to the confidentiality agree ment dated August 24, 1999, between the Company and Parent (the "Confidentiality Agreement").
                                               -------------------------

          SECTION 6.03.  Commercially Reasonable Efforts; Notification.  (a)
                         ----------------------------------------------
Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other

Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement; provided,
                                                                    --------
however, that Parent shall not be required to consent to any actions (i)
-------
challenging the acquisition by Parent or Sub of any Company Capital Stock, seeking to restrain or prohibit the consummation of the Offer, the Merger or any other material Transaction or seeking to obtain from the Company, Parent or Sub any damages in connection with the Transactions that would reasonably be expected to have a Company Material Adverse Effect, (ii) seeking to prohibit or materially limit the ownership or operation by the Company or Parent or Parent's subsidiaries of a material portion of the business or assets of the Company, or of Parent or any of Parent's subsidiaries taken as a whole, or to compel the Company, Parent or any of Parent's subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, or of Parent or any of Parent's subsidiaries taken as a whole, as a result of the Offer, the Merger or any other Transaction, (iii) seeking to impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of Company Capital Stock, including the right to vote the Company Capital Stock purchased by it on all matters properly presented to the stockholders of the Company, or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or assets of the Company. In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all commercially reasonable action available to them to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the Transactions and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any of the Transactions, take all commercially reasonable action necessary to ensure that the Offer, the

Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other Transactions. Nothing in this Agreement shall be deemed to require any party to waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any significant asset or collection of assets. Notwithstanding the foregoing, the Company Board shall not be prohibited under this Section 6.03(a) from taking any action permitted by Section 5.02.

          (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall
                         --------  -------
affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          (c) The Company shall give prompt notice to Parent or Sub, as the case may be, and Parent or Sub shall give prompt notice to the Company if the party to provide the notice obtains actual knowledge of any breach or failure to perform by the party to receive the notice of any of the representations, warranties or covenants contained in this Agreement of the party to receive the notice that the party to receive the notice has the right to cure pursuant to the provisions of Section 8.01 or Exhibit A.

          SECTION 6.04.  Stock Options.  (a)  As soon as practicable following
                         --------------
the date of this Agreement, the Company Board (or, if appropriate, any committee admini stering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding Company Employee Stock Options heretofore granted under any Company Stock Plan to provide that each Company Employee Stock Option outstanding shall be canceled in exchange for a cash payment by the Company at the Effective Time of an amount equal to (i) the excess, if any, of (x) the Merger Consideration per share of Company Common Stock over (y) the exercise price per share of Company Common Stock subject to such Company Employee Stock Option, multiplied by (ii) the number of shares of

Company Common Stock for which such Company Employee Stock Option shall not theretofore have been exercised (whether vested or not).

          (b) All amounts payable pursuant to this Section 6.04 shall be subject to any required withholding of Taxes and shall be paid without interest. The Company shall use its best efforts to obtain all consents of the holders of the Company Employee Stock Options as shall be necessary to effectuate the foregoing. Notwithstanding anything to the contrary contained in this Agreement, payment shall, at Parent's request, be withheld in respect of any Company Employee Stock Option until all such consents are obtained.

          (c) Subject to Section 6.04(a), the Company Stock Plans shall terminate as of the Effective Time, and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Company Employee Stock Option or Company SAR or any participant in any Company Stock Plan or other Company Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

          (d) As soon as practicable following the date of this Agreement, the Company Board or, if appropriate, any committee administering the Company Stock Purchase Plan, shall adopt such resolutions or take such other actions as are required to (i) make all options granted under such plan exercisable at least 10 days prior to the Effective Time based on the payroll deductions then credited to the participants' respective accounts thereunder and (ii) cancel, as of the Effective Time, all options which have not then been exercised.

          (e)  In this Agreement:

          "Company Employee Stock Option" means any option to purchase Company
           -----------------------------
     Common Stock granted under any Company Stock Plan.

          "Company SAR" means any stock appreciation right linked to the price
           -----------
     of Company Common Stock and granted under any Company Stock Plan.

          "Company Restricted Stock" mean shares of Company Stock granted under
           ------------------------
     a Company Stock Plan which are subject to forfeiture or repurchase by the Company.

          "Company Stock-based Awards" means any phantom stock rights, stock-
           --------------------------
     based performance units, or other rights or interests (excluding a Company Employee Stock Option, Company SAR or Company Restricted Stock) granted under a Company Stock Plan that gives any person any right to receive any economic benefit or right similar to or derived from the benefits and rights accruing to a holder of Company Common Stock.

          "Company Stock Purchase Plan" means the 1996 Employee Stock Purchase
           ---------------------------
     Plan.

          "Company Stock Plans" means the 1999 Stock Incentive Plan, the 1996
           -------------------
     Director Stock Option Plan and the 1992 Stock Option Plan.

          SECTION 6.05.  Benefit Plans.  (a) From and after the Effective Time,
                         --------------
Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their respective terms (as in effect on the date of this Agreement), all the Company's employment, severance and termination agreements, plans and policies disclosed in the Filed Company SEC Documents or the Company Disclosure Letter.

          (b) Parent shall waive, or cause to be waived, any pre-existing condition limitation under any welfare benefit plan maintained by Parent or any of its affiliates (other than the Company) in which employees of the Company (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitation would have been applicable under the comparable Company welfare benefit plan immediately prior to the Effective Time. Parent shall recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Company employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year's deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

          SECTION 6.06.  Indemnification.  (a)  Parent shall, to the fullest
                         ----------------
extent permitted by Law, cause the Surviving Corporation to honor all the Company's obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors or officers of the Company for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of the Company to indemnify and advance expenses exist on the date of this Agreement, whether pursuant to the Company Charter, the Company By-laws, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company By-laws and such individual indemnity agreements from the Effective Time until the later of (x) the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions or (y) in the case of any claims made prior to the expiration of the applicable statute of limitations, the final disposition of such claims.

          (b) From and after the Effective Time, Parent shall indemnify and hold harmless each current and former director and officer of the Company against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement (in the case of settlements, with the approval of Parent (which approval shall not be unreasonably withheld or delayed)) incurred in connection with their duties as directors or officers of the Company, as the case may be, to the extent arising out of any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in each case to the extent that the Company's current directors' and officers' liability insurance policies provide coverage for such costs, expenses, judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement, and Parent shall advance expenses in the same manner and to the same extent as provided in such current policies.

          (c) The provisions of this Section 6.06 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

          SECTION 6.07.  Fees and Expenses.  (a)  Except as provided below, all
                         -----------------
fees and expenses incurred in connection with the Offer, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

          (b) The Company shall pay to Parent a fee of $4,000,000 if: (i) this Agreement is terminated pursuant to Section 8.01(b)(iii) as a result of the failure of the condition set forth in paragraph (e)(ii) of Exhibit A; (ii) the Company terminates this Agreement pursuant to Section 8.01(e); (iii) Parent terminates this Agreement pursuant to Section 8.01(c) as a result of the Company's breach of or failure to perform Section 5.02 or pursuant to Section 8.01(d); or (iv) after the date of this Agreement, (A) any person publicly (or in a manner designed to become public) makes a Company Takeover Proposal or publicly (or in a manner designed to become public) amends a Company Takeover Proposal made prior to the date of this Agreement, (B) this Agreement is terminated pursuant to Section 8.01(b)(iii) as a result of the failure of the Minimum Tender Condition or any condition set forth in paragraph (f) or (g) of Exhibit A or pursuant to Section 8.01(b)(i) or 8.01(c) and (C) within one year of such termination the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by a Company Takeover Proposal (assuming for this purpose only that: (x) the phrase "that if consummated would result in the owners of the Company Capital Stock immediately prior to such transaction (1) owning, as a group, less than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction or (2) owning, as among themselves, voting securities of the resulting, surviving or acquiring corporation in such transaction in substantially different proportions than immediately prior to such transaction" is added at the end of clause (i) of the definition of Company Takeover Proposal and (y) the phrases "a material amount" in clause (ii) and "a material" and "a substantial portion" in clause
(iii) of the definition of Company Takeover Proposal are replaced, in each case, with the phrase "50% or more"). Any fee due under this Section 6.07(b) shall be paid by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of termination pursuant to clause (iv) above such payment shall be made on the date of execution of such definitive agreement or, if earlier, consummation of such transactions) and any such fee shall be subject to a credit for any expense reimbursement actually paid pursuant to
Section 6.07(c).

          (c) The Company shall pay Parent and Sub up to $1,000,000 as reimbursement for their out-of-pocket expenses (excluding any fees paid on a purely discretionary basis) actually incurred in connection with this Agreement or any of the Transactions prior to termination if this Agreement is terminated pursuant to Section 8.01(b)(iii) as a result of the failure of any condition set forth in paragraph (e)(i), (f) or (g) of Exhibit A or pursuant to Section 8.01(c). Such reimbursement shall be paid upon demand following such termination, except that no payment shall be due under this Section 6.07(c) if the Company has previously made any payment due under
Section 6.07(b).

          SECTION 6.08.  Public Announcements.  Parent and Sub, on the one hand,
                         ---------------------
and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other Transactions and shall not issue any such press release or make any such public state ment prior to such consultation (and in the case of a press release or other public statement by Company, prior to the approval thereof by Parent, which is not to be withheld unreasonably), except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any applicable securities exchange or the Nasdaq Stock Market, Inc. The Company shall consult with Parent before issuing, and shall provide Parent with the opportunity to review and comment upon, any press release or other public statement which includes any reference to the name "Schering Aktiengesellschaft".

          SECTION 6.09.  Transfer Taxes.  All stock trans fer, real estate
                         ---------------
transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") incurred
                                                       --------------
in connection with the Transactions shall be paid by either Sub or the Surviving Corporation, and the Company shall cooperate with Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

          SECTION 6.10.  Directors.  (a)  Upon the acceptance for payment of,
                         ----------
and payment by Sub for, any shares of Company Common Stock pursuant to the Offer, Sub shall designate such number (subject to the other provisions of this Section 6.10) of directors on the Company Board as will give Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Company Board (giving effect to the directors elected or appointed pursuant to this sentence) multiplied by (b) the percentage that (i) such number of shares of Company Common Stock so accepted for payment and paid for by Sub plus the number of shares of Company Capital Stock otherwise owned by Parent or Sub or any other subsidiary of Parent bears to (ii) the number of shares of

Company Capital Stock then outstanding. Sub's designees shall be divided among the classes of directors so as to comply with the requirements of the Company Charter and the Company By-laws. In furtherance thereof, the Company shall, at such time and at Sub's option, use its best efforts either to increase the size of the Company Board or to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Sub's designees to be elected or appointed to the Company Board as provided above. Notwithstanding any other provision of this Agreement, in the event that Sub's designees are appointed or elected to the Company Board, until the Effective Time the Company Board shall have at least two directors who are Directors on the date of this Agreement (the "Independent Directors"); and provided further that, in such
                ----------------------       ----------------
event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall be entitled to designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors of the Company then in office shall designate two persons to fill such vacancies who are not directors, officers, employees, stockholders or affiliates of the Company, Parent, Sub or any affiliate of Parent and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable Law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its stock holders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees).

          (b) From and after the first time (the "Control Time") that designees of Sub constitute a majority of the Company Board and prior to the Effective Time, subject to the terms hereof, any amendment or modification of this Agreement, any amendment to the Company Charter or the Company By-laws, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Sub hereunder, any waiver of any condition to the Company's obligations hereunder or any of the Company's rights hereunder or any other action by the Company hereunder which adversely affects holders of Company Common Stock (other than Parent or Sub) may be effected only if there are in office one or more Independent Directors and such action is approved by a majority vote of a quorum of the Company Board, such majority to include an Independent Director.

          SECTION 6.11.  Stockholder Litigation.  The Company shall give Parent
                         -----------------------
the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any Transaction; provided, however, that no such settlement shall be agreed to without Parent's
--------  -------
consent.

          SECTION 6.12.  Parent Guaranty.  Parent unconditionally and
                         ----------------
irrevocably guarantees the performance by Sub of its obligations under this Agreement and the performance by the Surviving Corporation of its obligations under Section 6.06 and agrees to be liable for any breach of this Agreement by Sub or of Section 6.06 by the Surviving Corporation.


                                  ARTICLE VII

                              Conditions Precedent
                              --------------------

          SECTION 7.01.  Conditions to Each Party's Obliga tion To Effect The
                         ----------------------------------------------------
Merger.  The respective obligation of each party to effect the Merger is subject
-------
to the satisfac tion or waiver (subject to Section 6.10(b)) on or prior to the Closing Date of the following conditions:

          (a)  Stockholder Approval.  If required by the DGCL, the Company shall
               ---------------------
have obtained the Company Stockholder Approval.

          (b)  Antitrust.  Any waiting period (and any extension thereof)
               ----------
applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (c)  No Injunctions or Restraints.  No temporary restraining order,
               -----------------------------
preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition making illegal or otherwise prohibiting the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to Section
--------  -------
6.03, the party seeking to assert this condition shall have used its commercially reasonable efforts to prevent the entry of any such injunc tion or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

          (d)  Consummation of Offer.  Sub shall have accepted shares of Company
               ----------------------
Common Stock for payment pursuant to the Offer.

          SECTION 7.02.  Further Condition.  The obligations of Parent and Sub
                         ------------------
to effect the Merger are further subject to the condition that the Company shall have caused the designees of Sub to be elected or appointed to the Company Board in accordance with Section 6.10(a); provided, however, that neither Parent nor
                                    --------  -------
Sub shall be entitled to assert this condition if either Parent or Sub has not complied with its obligations under Section 6.10(a).


                                 ARTICLE VIII

                       Termination, Amendment and Waiver
                       ---------------------------------

          SECTION 8.01.  Termination.  Subject to Section 6.10(b), this
                         ------------
Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

          (a) by mutual written consent of Parent, Sub and the Company;

          (b) by either Parent or the Company:

               (i) if the Offer shall not have been consum mated within 90 days from the date of this Agreement (the "Outside Date"); provided,
                                                ------------    --------
          however, that the right to terminate this Agreement pursuant to this
          -------
          Section 8.01(b)(i) shall not be available to any party whose failure to fulfill any obligation or condition herein has been the cause of, or resulted in, the failure of the Offer to be consummated by the Outside Date;

               (ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

               (iii) if as the result of the failure of any of the conditions set forth in Exhibit A to this Agreement, (A) Sub shall have failed to commence the Offer within 30 days following the date of this Agreement or (B) the Offer shall have terminated or expired in accordance with its terms without Sub having purchased any shares of Company Common
          Stock pursuant to the Offer; provided, however, that the right to
                                       --------  -------
          terminate this Agreement pursuant to this clause (iii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in the failure of any such condition; or

               (iv) if, upon a vote at a duly held meeting to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained; provided, however, that the right to terminate this
                    --------  -------
          Agreement pursuant to this Section 8.01(b)(iv) shall not be available to Parent or Sub if they have failed to fulfill their obligations under Section 6.01(c);

          (c) by Parent prior to the Control Time, if the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform causes the failure of a condition set forth in Exhibit A (or would cause the failure of such a condition if the Offer were then in effect) and which breach or failure to perform shall not have been cured prior to the earlier of (i) 10 days following notice to the Company thereof and (ii) one business day prior to the then scheduled expiration date of the Offer; provided,
                                                               --------
     however, that the Company shall have no right to cure in the event that
     -------
     such breach or failure to perform was intentional or in the case of a breach of or failure to perform Section 5.02;

          (d) by Parent prior to the Control Time, if the Company Board or any committee thereof withdraws or modifies, or publicly (or in a manner designed to become public) proposes to withdraw or modify, in a manner adverse to Parent or Sub, its approval or recommendation of this Agreement, the Offer or the Merger, fails to recommend to the Company's stockholders that they accept the Offer and give the Company Stockholder Approval or publicly (or in a manner designed to become public) approves or recommends, or proposes to approve or recommend, any Company Takeover Proposal;

          (e) by the Company prior to the acceptance of shares of Company Common Stock for payment pursuant to the Offer in accordance with Section 8.05(b); provided, however, that the Company shall have complied with all
     --------  -------
     provisions thereof, including the notice provisions therein; or

          (f) by the Company prior to the acceptance of shares of Company Common Stock for payment pursuant to the Offer, if any representation and warranty of either Parent or Sub that is qualified as to materiality shall not be true and correct in any respect, or any such representation and warranty that is not so qualified shall not be true and correct in any material respect, as of such time of termination, except to the extent such representation and warranty expressly relates to an earlier date (in which case as and as of such earlier date) or Parent or Sub shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Parent or Sub to be performed or complied with by it under this Agreement which failure to be true and correct or failure to perform or comply shall not have been cured within 10 days following notice to Parent or Sub, as the case may be, thereof.

          SECTION 8.02.  Effect of Termination.  In the event of termination of
                         ----------------------
this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, except that (i) the last sentence of Section 1.02(c), Section 3.14, Section 4.06, the last sentence of Section 6.02, Section 6.07, this Section 8.02 and Article IX shall survive such termination and (ii) to the extent that such termination results from the breach by a party of any representation, warranty or covenant set forth in this Agreement, such termination shall not relieve the breaching party from liability to the other parties for such breach. Any damages obtained by Parent or Sub from the Company as a result of any such breach shall be subject to a credit for any fee or expense reimbursement actually paid pursuant to Section 6.07(b) or
(c).

          SECTION 8.03.  Amendment.  This Agreement may (subject to Section
                         ----------
6.10(b)) be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that after receipt of the
                              --------  -------
Company Stockholder Approval, there shall be made no amendment that requires further approval by the stockholders of the Company under the DGCL without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties (which, in the case of the Company, shall require the approval contemplated by Section 6.10(b)).

          SECTION 8.04.  Extension; Waiver.  At any time prior to the Effective
                         ------------------
Time, the parties may (subject to Section 6.10(b)) (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party (which, in the case of the Company, shall require the approval contemplated by Section 6.10(b)). The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

          SECTION 8.05.  Procedure for Termination, Amend ment, Extension or
                         ---------------------------------------------------
Waiver.  (a)  A termination of this Agreement pursuant to Section 8.01, an
-------
amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require, in the case of Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors (which, in the case of the Company, shall require the approval contemplated by Section 6.10(b)).

          (b) The Company may terminate this Agreement pursuant to Section 8.01(e) only if (i) the Company Board has received a Superior Company Proposal,
(ii) in light of such Superior Company Proposal the Company Board shall have determined in good faith, after consultation with outside counsel, that it is necessary for the Company Board to withdraw or modify its approval or recommendation of this Agreement, the Offer or the Merger in order to comply with its fiduciary duty under applicable Law, (iii) the Company has notified Parent in writing of the determinations described in clause (ii) above, (iv) at least three business days following receipt by Parent of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (iii) above, such Superior Company Proposal remains a Superior Company Proposal and the Company Board has again made the determinations referred to in clause (ii) above, (v) the Company is in compliance with Section 5.02, (vi) the Company concurrently pays the fee due under Section 6.07 and (vii) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Company Proposal.

                                   ARTICLE IX

                               General Provisions
                               ------------------

          SECTION 9.01.  Nonsurvival of Representations and Warranties.  None of
                         ----------------------------------------------
the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time. Each party agrees that, except for the representations and warranties contained in this Agreement, none of the Company, Parent or Sub makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the Transactions.

          SECTION 9.02.  Notices.  All notices, requests, claims, demands and
                         --------
other communications under this Agree ment shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Parent or Sub, to

               Schering Berlin Inc.
               340 Changebridge Road
               P.O. Box 1000
               Montville, NJ 07045

               Attention:  General Counsel

               with a copy to:

               Cravath, Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, NY 10019

               Attention:  Peter S. Wilson, Esq.

          (b) if to the Company, to

               Diatide, Inc.
               9 Delta Drive
               Londonderry, NH 03053

               Attention:  Dr. Richard T. Dean

               with a copy to:

               Hale and Dorr LLP
               60 State Street
               Boston, MA 02109

               Attention:  David E. Redlick, Esq.

           SECTION 9.03.  Definitions.  For purposes of this Agreement:
                          ------------

          An "affiliate" of any person means another person that directly or
              ---------
indirectly, through one or more intermedi aries, controls, is controlled by, or is under common control with, such first person.

          A "Company Material Adverse Effect" means a material adverse effect on
             -------------------------------
the Company, a material adverse effect on the ability of the Company to perform its obligations under this Agreement or a material adverse effect on the ability of the Company to consummate the Offer, the Merger or the other Transactions; provided, however, that "Company Material Adverse Effect" shall not include any
--------  -------
adverse change, effect or circumstance primarily arising out of or resulting primarily from actions contemplated by the parties in connection with this Agreement.

          A "material adverse effect" on a party means any change, effect or
             -----------------------
circumstance that is materially adverse to the business, assets, prospects, financial condition or results of operations of such party and its subsidiaries, if any, taken as a whole (other than changes that are the result of economic factors affecting the economy as a whole, changes that are the result of factors generally affecting the specific industry or markets in which such party competes and changes, effects and circumstances that are primarily attributable to the announcement of this Agreement or the Transactions).

          A "person" means any individual, firm, corporation, partnership,
             ------
company, limited liability company,
trust, joint venture, association, Governmental Entity or other entity.

          A "subsidiary" of any person means another person, an amount of the
             ----------
voting securities or other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

          SECTION 9.04.  Interpretation; Company Disclosure Letter.  When a
                         ------------------------------------------
reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The inclusion of any information in the Company Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material or is outside the ordinary course of business.

          SECTION 9.05.  Severability.  If any term or other provision of this
                         -------------
Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

          SECTION 9.06.  Counterparts.  This Agreement may be executed in one or
                         -------------
more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 9.07.  Entire Agreement; No Third-Party Beneficiaries.  Except
                         -----------------------------------------------
for the Confidentiality Agreement, which shall survive in accordance with it terms, this

Agreement, taken together with the Company Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for the provisions of Article II, Section 6.04 and Section 6.06, are not intended to confer upon any person other than the parties any rights or remedies.

          SECTION 9.08.  Governing Law.  This Agreement shall be governed by,
                         --------------
and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Delaware are mandatorily applicable to the Merger.

          SECTION 9.09.  Assignment.  Neither this Agreement nor any of the
                         -----------
rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          SECTION 9.10.  Enforcement.  The parties agree that irreparable damage
                         ------------
would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state court or any Federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than any Delaware state court or any Federal court sitting in the State of Delaware and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any Transaction.


          IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.


                              SCHERING BERLIN INC.,

                                by
                                      /s/ ROBERT CHABORA
                                    --------------------------
                                    Name:  Robert Chabora
                                    Title: Vice President-Law



                              BXA ACQUISITION COMPANY,

                                by
                                      /s/ ROBERT CHABORA
                                    --------------------------
                                    Name:  Robert Chabora
                                    Title: President



                              DIATIDE, INC.,

                                by
                                      /s/ RICHARD T. DEAN
                                    --------------------------
                                    Name:  Richard T. Dean
                                    Title: President

                                                                       EXHIBIT A



                            Conditions of the Offer
                            -----------------------

          Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of Company Common Stock promptly after the termina tion or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer unless
(i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which, assuming Sub then owned all the outstanding Company Series Preferred Stock, would together represent at least a majority of the voting power of the Fully Diluted Shares (the "Minimum Tender Condition") and (ii) any waiting period
                     ------------------------
under the HSR Act applicable to the purchase of shares of Company Common Stock pursuant to the Offer shall have expired or been terminated. The term "Fully
                                                                        -----
Diluted Shares" means all outstanding securities entitled generally to vote in
--------------
the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities. Furthermore, notwithstanding any other term of the Offer or this Agreement (other than the fourth and fifth sentences of Section 1.01(a)), Sub shall not be required to commence the Offer, accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer, with the consent of the Company or if, at any time on or after the date of this Agreement and before the acceptance of such shares for payment or the payment therefor, any of the following conditions shall have occurred and be continuing:

          (a) there shall be instituted or pending any suit, action or proceeding by any Governmental Entity, or any suit, action or proceeding by any other person that has a reasonable likelihood of success, (i) challenging the acquisition by Parent or Sub of any Company Common Stock, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or any other material Transaction, or seeking to obtain from the Company, Parent or Sub any damages in connection with any of the Transactions that are material in relation to the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of Parent's subsidiaries of any material portion of the business or assets of the Company, or of Parent and its subsidiaries taken as a whole, or to compel the

     Company, Parent or any of Parent's subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, or of Parent and its subsidiaries taken as a whole, in any case as a result of the Offer, the Merger or any other Transaction, (iii) seeking to impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of Company Capital Stock, including the right to vote the Company Capital Stock purchased by it on all matters properly presented to the stockholders of the Company or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or (v) which otherwise is reasonably likely to have a Company Material Adverse Effect;

          (b) any statute, rule, regulation, legislation, interpretation, judgment, order or injunction shall be enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to, (i) Parent, the Company or any of Parent's subsidiaries or (ii) the Offer, the Merger or any other Transaction, by any Governmental Entity, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

          (c) except as disclosed in the Company Disclosure Letter, since the date of this Agreement there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or is reasonably likely to have, a Company Material Adverse Effect;

          (d) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States for a period of five business days (excluding any coordinated trading halt triggered solely by a specified decrease in a market index and any suspensions or limitations resulting solely from physical damage or interference with such markets not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks by a Governmental Entity in the United States or (iii) in the case of any of the foregoing existing on the date of this Agreement, a material acceleration or worsening thereof;

          (e)(i) beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of more than 15% of the outstanding shares of the Company Common Stock has been acquired by any person other than Parent, Sub or any of their affiliates, or any group of which any of them is a member (it being understood for this purpose that the conversion or exercise of Company Series Preferred Stock or Warrants outstanding on the date of this Agreement shall not be deemed to constitute an acquisition of shares of Company Common Stock), or (ii) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified, or publicly (or in a manner designed to become public) proposed to withdraw or modify, in a manner adverse to Parent or Sub, its approval or recommendation of this Agreement, the Offer or the Merger, failed to recommend to the Company's stockholders that they accept the Offer and give the Company Stockholder Approval or approved or recommended, or publicly (or in a manner designed to become public) proposed to approve or recommend, any Company Takeover Proposal;

          (f) any representation and warranty of the Company in this Agreement that is qualified as to materiality shall not be true and correct in any respect, or any such representation and warranty that is not so qualified shall not be true and correct in any material respect, as of such time, except to the extent such representation and warranty expressly relates to an earlier date (in which case on and as of such earlier date), which failure to be true and correct shall not have been cured prior to the earlier of (i) 10 days following notice to the Company thereof and (ii) one business day prior to the then scheduled expiration date of the Offer; provided, however, that the Company shall have no right to cure in the
     --------  -------
     event that such failure to be true and correct results from an intentional breach;

          (g) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement which failure to perform or comply shall not have been cured prior to the earlier of (i) 10 days following notice to the Company thereof and (ii) one business day prior to the then scheduled expiration date of the Offer; provided, however, that the Company shall have no right to cure
                --------  -------
     in the event that such failure to perform or comply was intentional or in the case of a failure to perform or comply with Section 5.02; or

          (h) this Agreement shall have been terminated in accordance with its terms;

which, in the reasonable judgment of Sub or Parent, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or any of its affiliates), makes it inadvisable to proceed with such acceptance for payment or payment.

          The foregoing conditions are for the sole benefit of Sub and Parent and may be asserted by Sub or Parent regardless of the circumstances giving rise to such condition or may be waived by Sub and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent, Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circum stances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                                                       EXHIBIT B



          Article Fourth shall be amended to read as follows: "The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of $1.00 per share."

          Article Eleventh shall be amended to read as follows: "Unless and except to the extent that the By-laws of the Corporation so require, the election of directors of the Corporation need not be by written ballot."

          Articles Twelfth and Thirteenth shall be deleted.